Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in Post Effective Amendment No. 1 of Registration Statement No. 333-12365 on Form S-8, Registration Statement No. 333-114097 on Form S-8 and Registration Statement No. 333-120982 on Form S-3/A of our reports dated May 21, 2003, relating to the consolidated financial statements and consolidated financial statement schedule of Seneca Foods Corporation and subsidiaries for the year ended March 31, 2003, appearing in and incorporated by reference in this Annual Report on Form 10-K of Seneca Foods Corporation and subsidiaries for the year ended March 31, 2005.




/s/Deloitte & Touche LLP

Rochester, New York
June 14, 2005